USLICO CORPORATION

               NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON APRIL 29, 1994


NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of USLICO Corporation, a Virginia corporation, will be held at 9:30 a.m., April 29, 1994, in the auditorium of the United Services Life Insurance Company Building, 3rd Floor, 950 North Glebe Road, Arlington, Virginia 22203, for the purpose of considering and acting upon the following matters:

     1. The election of three Directors for a three-year term on the Board of Directors;

     2. The Amendment to the Stock Option Plan to increase the number of shares authorized to be issued from 500,000 to 1,500,000; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Further information is contained in the accompanying Proxy Statement.

Only stockholders of record at the close of business on March 21, 1994, are entitled to notice of, and to vote at, the meeting and any adjournment thereof.


                              BY ORDER OF THE BOARD OF DIRECTORS



                              Jeffrey P. Hahn
                              Senior Vice President, General
                              Counsel & Secretary



March 29, 1994


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                          USLICO CORPORATION

                            PROXY STATEMENT

                             INTRODUCTION


This Proxy Statement and the accompanying proxy form are furnished to stockholders of USLICO Corporation ("USLICO"), a Virginia corporation, in connection with solicitation by the Board of Directors of USLICO of proxies for use at the Annual Meeting of Stockholders called to be held on April 29, 1994, and at any adjournment thereof, for the purpose of considering and acting upon the matters set forth in the Notice of Annual Meeting. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 29, 1994.

The Annual Meeting of Stockholders of USLICO will be held on April 29, 1994, at 9:30 a.m. in the auditorium of the United Services Life Insurance Company Building, 3rd Floor, 950 North Glebe Road, Arlington, Virginia 22203. The Board of Directors has fixed the close of business on March 21, 1994, as the record date to determine which holders of shares of Common Stock ($1 par value per share) are entitled to notice of and to vote at the meeting. On the record date there were 10,762,049 shares of Common Stock outstanding which are entitled to vote. Each share is entitled to one vote on each matter submitted to the meeting. There is no right of cumulative voting of shares.

All valid proxies will be voted according to the instructions on the Proxy. If no instructions are given, the proxies will be voted for the election of the slate of Directors and to amend the Stock Option Plan. Any proxy may be revoked by a subsequently dated proxy or by written notice of revocation received by USLICO not later than the close of business on April 28, 1994, or by the holder of record voting in person at the meeting.

On the date of this Proxy Statement, the Board of Directors knows of no business to come before the Annual Meeting of Stockholders other than the matters listed in the Notice. In the event other matters properly come before the meeting, it is the intent that the holders of the proxies will vote according to their best judgment absent contrary instructions.

The presence in person or by proxy of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum to transact business at the meeting. The affirmative vote of a majority of the outstanding shares of Common Stock present or represented and entitled to vote is required to elect a Director and to amend the Stock Option Plan.

The 1993 USLICO Annual Report to Stockholders accompanies this Proxy
Statement.

Unless otherwise indicated, the information provided in this Proxy Statement is as of March 1, 1994.

                        PRINCIPAL STOCKHOLDERS

The only persons known to USLICO to be the beneficial owners of more than 5% of the outstanding shares of USLICO are as follows:

                              Number of Shares of
                              USLICO Common Stock      Percentage
Name and Address              Beneficially Owned       of Class

Baldwin & Lyons, Inc. 1/            875,419                  8.1%
 3100 N. Meridian Street
 Indianapolis, Indiana  46208

George Olmsted  2/                  661,910                  6.1%
 1515 N. Courthouse Road
 Suite 505
 Arlington, Virginia  22201

Corbyn Investment                   606,000                  5.6%
 Management, Inc.  3/
 2330 West Joppa Road
 Suite 108
 Lutherville, Maryland  21093-7207

All Directors and Elected          249,918                  2.3%
  Officers as a group
- --------------------------------
1/ Baldwin & Lyons, Inc. ("B&L") is the parent holding company of Protective Insurance Company ("Protective"). Protective beneficially owns 875,419 shares of Common Stock. This number includes Protective's conversion rights to 63,957 shares through its ownership of $2,005,000 USLICO 8% Convertible Subordinated Debentures due 2011.

     B&L in its Schedule 13D filed with the Securities and Exchange Commission disclaimed any intention to effect a change in or influence control of USLICO and further stated the stock was not acquired in connection with or as a participant in any transaction having such purpose or effect. In an amended filing, B&L stated it intends to sell its holdings of USLICO Common Stock at one time or over time as market conditions permit.

2/ Includes 402,898 shares owned by the Olmsted International Capital Corporation ("International Capital") and 259,012 shares owned by a revocable trust (the "Revocable Trust"). The Revocable Trust, of which Mr. Olmsted is grantor and beneficiary, owns 100% of the voting stock of International Capital. The figure of 661,910 shares does not include the following shares of USLICO Common Stock in which Mr. Olmsted disclaims any beneficial interest: (i) 48,617 shares owned by The Carol S. Olmsted Revocable Trust, and
     (ii) 26,888 shares owned by an irrevocable trust of which Mr. Olmsted is one of four trustees.

3/ Corbyn Investment Management, Inc., an investment advisory firm, filed a Schedule 13G with the Securities and Exchange Commission containing a disclaimer of any intention to effect a change in or influence control of USLICO Corporation and stating the stock was not acquired as a participant in any transaction having such purpose or effect.

                         ELECTION OF DIRECTORS

The business affairs of USLICO are managed under the direction of its Board of Directors. The management of USLICO knows of no reason why the proposed nominees for Director would be unable or would refuse to serve if elected.

An affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the meeting is required to elect each nominee. Unless otherwise directed, all shares represented by valid proxies will be voted in favor of the nominees.

Eighty-three percent (83%) of the total 10,757,356 eligible votes were represented at the 1993 Annual Stockholders Meeting. Each Director elected at that meeting received not less than 98% of the votes cast.

Information about the incumbent Directors and the three nominees for election is set forth below:

                         Position Held         Amount of
Name, Age                with USLICO;           Shares       Percent
and Term       Director  Principal           Beneficially      of
of Office      Since     Occupation             Owned *     Ownership

John A. Beck**   N/A     Nominee for Director.       500         ***
Age:  68                 Of Counsel,
(NOMINEE)                Reed Smith Shaw &
                         McClay for more than
                         the last 5 years.
                         Director, The Johnston-
                         Lemon Group, Inc., and
                         Washington Mutual
                         Investors Fund.

Robert E.      1986      Director.  President,     1,900         ***
Buchanan                 Buchanan Companies for
Age:  51                 more than the last 5
(INCUMBENT               years.
TO 1996)

Daniel J.      1986      Director.  Chairman      32,406         ***
Callahan, III            and Chief Executive
Age:  61                 Officer of USLICO
(INCUMBENT               since 1992.  Vice
TO 1995)                 Chairman (1991-1992)
                         and Chairman (1985-
                         1991), American
                         Security Bank, N.A.
                         Director, Washington
                         Gas Light Company,
                         Fox Meyer Corp., and
                         International
                         Registries, Inc.

                         Position Held            Amount of
Name, Age                with USLICO;               Shares       Percent
and Term       Director  Principal               Beneficially      of
of Office      Since     Occupation                 Owned *     Ownership

Robert F.      1984      Director.  Major General,      1,651     ***
Cocklin                  AUS, Retired.  Retired
Age:  75                 Executive Vice President,
(RETIRING -              Association of the U.S.
1994)                    Army. Senior Fellow, Land
                         Warfare Institute.  Trustee
                         George C. Marshall Foundation.
                         Director, United Services
                         Life Insurance Company
                         (1982-1989).  Director,
                         Military Professional
                         Resources Inc. (1989-1992).


Glenn H.       1993      Director.  Executive Vice     40,406     ***
Gettier, Jr.             President and Chief
Age:  51                 Financial Officer of USLICO
(NOMINEE)                since October 1992.
                         Executive Vice President
                         and Chief Financial Officer
                         of The Equitable Life
                         Assurance Society of the
                         United States (1984-1990).


William V.     1988      Director.  General, USAF,      1,351     ***
McBride                  Retired.  Director, United
Age:  71                 Services Life Insurance
(INCUMBENT               Company (1980-1991).
TO 1996)                 President, Greater San
                         Antonio Chamber of Commerce
                         (1982-1987).  Director,
                         Southwest Research Institute.


Jack N.        N/A       Nominee for Director.  General     0     ***
Merritt                  USA, Retired.  President and
Age:  63                 COO of Association of the U.S.
(NOMINEE)                Army (Joined Staff of Associa-
                         tion of the U.S. Army 1987).
                         Trustee, George C. Marshall
                         Foundation.  Director, The
                         Atlantic Council and Military
                         Professional Resources Inc.
                         Board of Advisors of The
                         Citadel and Georgia Institute
                         of Technology.

                         Position Held              Amount of
Name, Age                with USLICO;                Shares        Percent
and Term       Director  Principal                Beneficially       of
of Office      Since     Occupation                 Owned *       Ownership



Thomas H.      1984      Director.  Admiral, U.S. Navy,   2,607       ***
Moorer                   Retired.  Retired Chairman of
Age:  82                 the Joint Chiefs of Staff.
(RETIRING -              Retired Senior Advisor, The
1994)                    Center for Strategic and
                         International Studies.
                         Director, Blount, Inc. and
                         CACI, Inc.


Fioravante G.  1988      Director.  Partner, Rogers &    2,700        ***
Perrotta ****            Wells, New York, for more
Age:  62                 than the last 5 years.
(INCUMBENT TO            Director, Bankers Security
1995)                    Life Insurance Society (1976-
                         1991).  Director, Sun Life
                         Insurance & Annuity Co. of
                         New York, Viking Fire
                         Insurance Co., and Northstar
                         Life Insurance Co.


David H. Roe   1991      Director.  President and       47,997       ***
Age:  53                 Chief Operating Officer of
(INCUMBENT TO            USLICO.  Affiliated with
1996)                    USLICO since October 1991.
                         Executive Vice President
                         and Chief Financial Officer
                         of USAA (1990-1991);
                         affiliated with USAA from
                         1986-1991.  Brigadier
                         General, USAF, Retired.


David S. Smith 1984      Director.  Attorney.            1,700       ***
Age:  76                 Director, International
(RETIRING -              Bank (1983-1989).  Director,
1994)                    Council of American
                         Ambassadors.  Ambassador to
                         Sweden (1976-1977).
                         Associated with USLICO and
                         affiliated companies for
                         more than the last 5 years.
                         Director, International
                         Registries, Inc.

                         Position Held            Amount of
Name, Age                with USLICO;              Shares          Percent
and Term       Director  Principal               Beneficially        of
of Office      Since     Occupation                 Owned *       Ownership


Eli Weinberg   1984      Director.  Private Invest-     5,200        ***
Age:  57                 ments.  Chief Operating
(INCUMBENT TO            Officer of Barington Capital
1995)                    Group, L.P., New York (1992-
                         1993).  Chief Financial
                         Officer, Mabon, Nugent & Co.
                         (1990-1991).  Senior Vice
                         President, Drexel Burnham
                         Lambert, Inc. (1985-1989).
                         Director, Bankers Security
                         Life Insurance Society (1978-
                         1991).

The number of beneficially owned shares for executive officers not named above are: W. Alan Aument -- 46,219; David W. Karsten -- 34,215; and Jeffrey P. Hahn -- 31,566. Each owns less than 1% of the outstanding shares of USLICO. *

_______________________________

* Includes beneficial ownership of the following shares which may be exercised at various Exercise Dates through awarded stock options:
     30,000 shares -- Mr. Callahan; 47,000 shares -- Mr. Roe; 40,000 shares -- Mr. Gettier; 33,000 shares -- Mr. Aument; 32,500 shares -- Mr. Karsten; and 31,500 shares -- Mr. Hahn.

** Mr. Beck is Of Counsel at Reed Smith Shaw & McClay to which USLICO and its subsidiaries paid legal fees in 1993.

***  Less than 1%.

**** Mr. Perrotta is a Partner in Rogers & Wells to which USLICO and its subsidiaries paid legal fees in 1993.

The following individuals are the three (3) nominees for election as Directors for a three-year term:

        THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING IN 1997

                             John A. Beck
                         Glenn H. Gettier, Jr.
                            Jack N. Merritt

Directors are paid a fee of $750 for each meeting of the Board of Directors or Committee of the Board attended. In addition, Directors receive an annual retainer of $15,000. Committee Chairmen also receive an annual retainer of $2,000. No fees or retainers are paid to Directors who are salaried employees of USLICO or its subsidiaries.

On December 10, 1993, in lieu of an increase in cash compensation, the Board of Directors of USLICO Corporation awarded a stock grant of 700 shares to each Director who was not an employee of USLICO Corporation or any of its affiliates. This award was made to compensate the Directors for their increased efforts and to maintain Director compensation at competitive levels.

In 1993, the Board of Directors adopted a Retirement Plan for Directors. The Plan provided that a USLICO Director who retires from the Board and who has more than five years of service on the Board of USLICO and its subsidiary companies shall receive a benefit equal to one half of the annual retainer times the following percentage: 5-6 years of service -- 50%, 6-7 years of service -- 60%, 7-8 years of service -- 70%, 8-9 years of service -- 80%, 9-10 years of service -- 90%, more than 10 years of service -- 100%. The benefit is payable for a maximum of ten years. General Cocklin, Admiral Moorer and Mr. Smith, the three retiring Directors, each have more than 10 years of service and shall each be entitled to a benefit of $7,500 per year.

During 1993, there were seven regularly-scheduled meetings and three special meetings of the Board of Directors. With the exception of General Cocklin who attended 73% of the meetings, all of the other Directors attended more than 75% of their scheduled Board and Committee meetings in 1993.

                 COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing Committees. The Committees and the Director-members of the Committees are as follows:

EXECUTIVE COMMITTEE      COMPENSATION COMMITTEE   AUDIT COMMITTEE
Daniel J. Callahan,      Fioravante G. Perrotta,  William V. McBride,
  III, Chairman            Chairman                 Chairman
Robert E. Buchanan       Robert F. Cocklin        Robert E. Buchanan
William V. McBride       Thomas H. Moorer         Fioravante G. Perrotta
David H. Roe             Eli Weinberg
David S. Smith
Eli Weinberg


The Executive Committee is authorized to act on behalf of the Board of Directors during the periods between regular or special meetings of the Board of Directors. The Executive Committee met on one occasion in 1993.

The Compensation Committee reviews the qualifications of potential candidates to serve on the Board of Directors and recommends to the Board candidates deemed suitable to be designated as nominees for election as Directors by the stockholders of USLICO. The Committee also reviews the performance of the elected officers of USLICO and its subsidiary companies, recommends to the Board the amount of annual compensation for each individual as well as other forms of compensation. The Compensation Committee met on five occasions in 1993.

The Audit Committee receives and reviews reports regularly from the independent public accountants, the internal auditing staff and the Controller. The Audit Committee met on four occasions in 1993.


                  AMENDMENT TO THE STOCK OPTION PLAN
                   TO INCREASE THE NUMBER OF SHARES

In April 1991, when the stockholders approved the Stock Option Plan ("Plan"), 500,000 shares of USLICO common stock were reserved for issuance under the Plan. Options for 423,500 shares have been awarded under the Plan and only 76,500 shares remain available for future awards. The Board of Directors believes that stock options directly link executive rewards to the stock market's assessment of the Company's success, thus promoting a closer link between the interests of management and the shareholders. Also, the Board of Directors intends to grant options to key employees who are not senior officers to reward performance and to more directly link their compensation to Company performance. See Compensation Committee Report to Shareholders (p. 13). On February 25, 1994, the Board of Directors, subject to approval by stockholders, increased the number of shares available for grants by 1,000,000 shares.

SUMMARY OF THE STOCK OPTION PLAN

The Plan is administered by the Board of Directors. The Board determines which employees of USLICO Corporation and its subsidiaries will be granted Options, the number of Options to be granted to each employee based on the nature and value of said employee's services and their accomplishments and potential contributions to the success of USLICO, and the Option Price. Although it is not possible to state the number of employees who will receive Options since the selection of participants rests within the discretion of the Board, the Option Grants Table on page 10 indicates the options granted in the last fiscal year. No Option for the additional shares may be granted under the Plan after April 30, 1996.

The Plan may be amended or terminated by the Board of Directors. However, no amendment may be made without the approval of the Stockholders which would (1) increase the aggregate number of shares of Common Stock that may be granted under the Plan (except for equitable adjustments authorized by the Plan in the event a recapitalization or other change occurs in the corporate structure of USLICO or the Common Stock) or (2) change the category of persons entitled to participate in the Plan. No amendment or termination of the Plan may, without the consent of the employee, impair the rights of the employee with respect to an Option previously granted.

Options entitle the holder to purchase shares of Common Stock at a price fixed by the Board at the time the Option is granted. The price may be not less than seventy-five (75) percent of the fair market value per share for such stock on the date of the granting of the Option. When the Option is exercised the holder must pay USLICO the Option Price in cash. To date, all option awards have been at the closing price for USLICO's stock on the date of the grant.

When each Option is granted the Board shall determine when the Option may be first exercised. Under the Plan the Board can generally delay the exercise for a period not to exceed three years from the issue date. Any Options not exercised within eight years of the issue date will lapse.

Under current law, the grant of an Option should not result in realization of income by the employee. The excess of the fair market value of the shares on the Exercise Date over the Option Price is taxable as ordinary income to the employee. USLICO is entitled to a deduction for Federal income tax purposes at the same time and in the same amount as ordinary income is realized by the employee on the Exercise Date. In the event of a sale of the shares, any appreciation after the date of exercise is taxable income as capital gains to the employee.

Effective January 1, 1994, the Internal Revenue Code generally denies a deduction to any publicly-held corporation for compensation paid to senior executives in a taxable year, to the extent such compensation exceeds $1.0 million, subject to an exception for "performance-based compensation" and subject to certain transition provisions. Because the ultimate value of stock options is open-ended, USLICO intends to take the necessary steps to conform its compensation to comply with the deductibility provisions of the Code.

VOTE REQUIRED

Approval of the amendment requires the affirmative vote of a majority of the shares of common stock present, or represented, and entitled to vote at the meeting.

RECOMMENDATION

The Compensation Committee and the Board of Directors has unanimously approved the proposed amendment to the Plan and recommends that shareholders vote FOR the amendment. The persons named in the enclosed form of Proxy have advised that it is their intention to vote each Proxy FOR such proposal, unless a contrary decision is indicated on the Proxy.

                     EXECUTIVE OFFICERS OF USLICO

In addition to Messrs. Callahan, Gettier and Roe as Director-officers, the executive officers of USLICO are Mr. W. Alan Aument (age 51), Senior Vice President and Treasurer since 1984; Mr. Jeffrey P. Hahn (age 49), Senior Vice President, General Counsel and Secretary since 1988; and Mr. David W. Karsten (age 46), Senior Vice President and Controller since 1985. Messrs. Aument, Hahn and Karsten have been employed as officers of subsidiary and affiliated companies of USLICO for more than five years.

The business address for the above executive officers is 4601 Fairfax Drive, Arlington, Virginia.

                        EXECUTIVE COMPENSATION

USLICO does not provide compensation directly. All USLICO executives are salaried officers of wholly-owned subsidiary companies.

The following table summarizes the compensation paid in fiscal 1993 to the Chief Executive Officer and the four other most highly-compensated executive officers of USLICO and the compensation paid to each such individual for the two previous fiscal years.

                      SUMMARY COMPENSATION TABLE
                                                                            LONG-TERM COMPENSATION


                                       ANNUAL COMPENSATION          AWARDS           PAYOUTS
                                                   Other    Restricted  Securities
                                                   Annual     Stock     Underlying    LTIP      All Other
Name and                                          Compen-    Award(s)    Options/    Payouts  Compensation
Principal Position      Year  Salary($)  Bonus($) sation($)    ($)        SARs(#)      ($)         ($)
Daniel J. Callahan,     1993   300,000     --         --       --         30,000       --       56,511(2,6)
III, Chairman and       1992    75,000     --         --       --           --         --       45,900(3)
Chief Executive         1991      --       --         --       --           --         --       24,950(3)
Officer(1)

David H. Roe,           1993   285,000     --         --       --         30,000       --        4,015(6)
President and Chief     1992   261,872     --         --       --         12,000       --        7,750(3)
Operating Officer(4)    1991    53,044     --         --       --          5,000       --          600(3)

Glenn H. Gettier, Jr.,  1993   249,996     --         --       --         30,000       --          937(6)
Executive Vice          1992    62,499     --      55,348      --         10,000       --           --
President and Chief     1991      --       --         --       --           --         --           --
Financial Officer(5)

W. Alan Aument,         1993   155,700     --         --       --         15,000       --        3,418(6)
Senior Vice President   1992   154,200     --         --       --         10,500       --          400(3)
and Treasurer           1991   147,467   23,500       --       --          7,500       --        3,568(3)

David W. Karsten,       1993   149,500     --         --       --         15,000       --        3,356(6)
Senior Vice President   1992   148,000     --         --       --         11,000       --          600(3)
and Controller          1991   139,500   42,500       --       --          6,500       --        2,700(3)

(1) Mr. Callahan is employed under an agreement with the Company effective October 1, 1992. This agreement extended his employment through October 1, 1993, with provision for an automatic one year renewal through October 1, 1994.

(2) Advance salary payment of $54,167 for January and February, 1994. No salary payment was made for these two months in 1994.

(3)  Director fees.

(4) Mr. Roe is employed under an agreement with the Company effective October 1, 1992. This agreement extended his employment through October 1, 1993, with provision for an automatic one year renewal through October 1, 1994.

(5) Mr. Gettier was hired on October 6, 1992, under an agreement with the Company that extended his employment through October 1, 1993, with provision for an automatic one-year renewal through October 1, 1994. As an incentive for him to take the position and to help defray the costs of selling his home, he was awarded a $50,000 signing bonus. A stock option of 10,000 shares was also awarded as part of the incentive to accept the position. In addition, the Company made payments on his behalf related to his relocation in the amount of $5,348 in 1992.

(6) Company contributions to 401(k) Plan. In 1993 pre-tax Company contributions were $2,344 for Mr. Callahan, $4,015 for Mr. Roe, $937 for Mr. Gettier, $3,418 for Mr. Aument, and $3,356 for Mr. Karsten.

                         SEPARATION AGREEMENTS

USLICO and a subsidiary have Executive Severance Benefit Agreements with Messrs. Roe, Gettier, Aument, Karsten and ten other executive officers not named in the Summary Compensation Table. The purpose of the agreements is to provide severance payments to the covered executives whose employment is terminated (for reasons other than death, disability, or for cause), or who resign because of material reductions in duties, compensation, or relocation requirements, within twenty-four months following the date of a change-in-control of USLICO. The payment would be the base compensation paid to the executive during the 12-month period preceding the termination date, exclusive of all bonuses. Change-in-control is generally defined in the agreements as:
(i) the acquisition, by a person or group other than USLICO, of 20% or more of the voting power of USLICO's outstanding voting securities;
(ii) the acquisition by a person or group of 50% of such securities;
(iii) a change in the majority of USLICO's Board of Directors; (iv) a reorganization or merger where the owners of USLICO prior to the event own less than 50% of USLICO after the event; (v) a dissolution; or (vi) a sale of 50% or more of the assets.

                MANAGEMENT INCENTIVE COMPENSATION PLAN

Established effective January 1, 1993, the Management Incentive Compensation Plan links compensation opportunities for key executives, including Messrs. Callahan, Roe, Gettier, Aument, Karsten and sixteen executive officers not named in the Summary Compensation Table, to demonstrated performance against established objectives, the accomplishment of which will further enhance the Company's dual missions of: (i) providing a competitive return to shareholders on a sustained basis; and (ii) providing reliable, competitive and financially secure insurance coverages to policyholders at the lowest practical cost.

Participation in the Plan is determined annually by the Compensation Committee and the Board of Directors. Performance goals are established each year in light of existing economic conditions and the Company's then established strategic and operating plans and priorities so that the Plan retains its purpose of motivating and rewarding key executives for producing those realistic, focused results which reflect the best interests of its policyholders and its shareholders.

Goals are established in any three of four categories: (i) Company-wide goals which reflect measured results for the Company as stated in numeric terms; (ii) primary business unit goals which reflect the measured results for a primary business unit as stated primarily in numeric terms; (iii) secondary business unit goals which reflect the measured results of a secondary business unit within a primary unit as stated, to the extent possible, in numeric terms; and (iv) individual goals which reflect the measured results of personal actions by a single participant. A significant portion of the total opportunity for any participant will be based on performance against Company-wide goals. For the initial Plan year, fiscal 1993, at least 50% of a participant's total incentive opportunity was based on Company-wide goals. A final goal describing one or more minimum results which must be achieved for or during any fiscal year before any incentive awards can be either calculated or paid for any participant is also established. The maximum award under the Plan ranges from 20 to 40 percent of base compensation depending on position.

There were no payments in 1993 under the Plan.

                STOCK OPTION GRANTS IN LAST FISCAL YEAR



The following table sets forth the details regarding stock options granted to the individuals listed in the Summary Compensation Table and other employees during fiscal year 1993.

                                                                                     Potential Realized Value at
                                      Percent of                                       Assumed Annual Rate of
                                     Total Options      Exercise                     Stock Price Appreciation for
                                      Granted to          Price                              Option Term
                        Options      Employees in       Per Share    Expiration
Name and Position      Granted(1)     Fiscal Year       ($/SH)(2)       Date             5% (3)           10% (3)
Daniel J. Callahan,      30,000          11.4%           $16.375     03/26/2001       $234,550          $561,788
III, Chairman and
Chief Executive
Officer

David H. Roe,            30,000          11.4%           $16.375     03/26/2001        234,550           561,788
President and Chief
Operating Officer

Glenn H. Gettier, Jr.,   30,000          11.4%           $16.375     03/26/2001        234,550           561,788
Executive Vice
President and Chief
Financial Officer

W. Alan Aument,          15,000           5.7%           $16.375     03/26/2001        117,275           280,894
Senior Vice President
and Treasurer

David W. Karsten,        15,000           5.7%           $16.375     03/26/2001        117,275           280,894
Senior Vice President
and Controller

EXECUTIVE GROUP         135,000          51.4%           $16.375     03/26/2001      1,055,474         2,528,046
  (TOTAL) (4)

NON-EXECUTIVE DIRECTOR    --               --               --           --              --                --
  GROUP

NON-EXECUTIVE OFFICER   127,500          48.6%           $16.375     03/26/2001        996,837         2,387,599
  EMPLOYEE GROUP

(1) All options granted during fiscal 1993 vest one-third on the date of the grant (March 26, 1993) and one-third on each of the two following anniversaries of the grant.

(2) All options were granted at the closing price as reported in the Wall Street Journal on the date of grant.

(3) Gains are reported net of the option exercise price, but before taxes associated with exercise. The gain is calculated assuming five percent and ten percent increase, compounded annually, in the per share price of the stock. These amounts represent certain assumed rates of appreciation only over the eight-year option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holder's continued employment through the exercise period. The amounts reflected in the table may not necessarily be achieved.

(4) Includes one other Executive Officer in addition to the above-named individuals.

During 1993, Form 4s reporting stock options awarded to Messrs.
Callahan, Roe, Gettier, Hahn, Aument and Karsten were filed late by the Company on their behalf. All filings are now current.

No options were exercised under the Plan in 1993.

                        USLICO RETIREMENT PLAN

USLICO maintains a noncontributory, defined benefit pension plan and an
excess benefit plan for its employees.   The following table provides
an example of benefits at the normal retirement age of 65, payable as a life annuity.

                          YEARS OF CREDITED SERVICE AT RETIREMENT

FINAL AVERAGE SALARY      15         20       25       30       35

$ 25,000                 5,796      7,728    9,661   11,593   11,593

  50,000                13,296     17,728   22,161   26,593   26,593

  75,000                20,796     27,728   34,661   41,593   41,593

 100,000                28,296     37,728   47,161   56,593   56,593

 125,000                35,796     47,728   59,661   71,593   71,593

 150,000                43,296     57,728   72,161   86,593   86,593

 175,000                50,796     67,728   84,661  101,593  101,593

 200,000                58,296     77,728   97,161  116,593  116,593

 225,000                65,796     87,728  109,661  131,593  131,593

 250,000                73,296     97,728  122,161  146,593  146,593

 300,000                88,296    117,728  147,161  176,593  176,593

 400,000               118,296    157,728  197,161  236,593  236,593

 450,000               133,296    177,728  222,161  266,593  266,593

 500,000               148,296    197,728  247,161  296,593  296,593


The excess plan provides a benefit for employees whose retirement benefit from the qualified retirement plan would be reduced because of application of certain sections of the Internal Revenue Code, which limit the annual compensation used to determine the final average salary to $150,000, and the maximum benefit the plan may pay to $118,800, for 1994.

Credited years of service for benefit accrual under the Pension Plan, as of December 31, 1993, for the following executive officers are:

          Daniel J. Callahan, III        1 year

          David H. Roe                   2 years

          Glenn H. Gettier               1 year

          W. Alan Aument                21 years

          David W. Karsten               8 years

A participant's annual pension payable to him as of his normal retirement date will be equal to 1.5% of that portion of his "final average salary" (as defined in the USLICO Retirement Plan) which is equal to the "Covered Compensation" (as defined in the USLICO Retirement Plan) in effect for the year in which the participant retires, plus 2.0% of that portion of the participant's final average salary in excess of the Covered Compensation, multiplied by the number of years of credited service not to exceed 30 years. A pension benefit is payable upon (i) normal retirement, (ii) early retirement at or after age 55 with at least five years of vesting service, (iii) death, under certain circumstances, and (iv) disability if the participant has completed at least five years of vesting service. A pension benefit is also payable to any participant who terminates employment after completing at least five years of vesting service. Payments beginning prior to age 65 may be reduced to reflect early commencement. This pension benefit may be payable at the election of the participant at any time at or after age 55. Generally, the payment of benefits will be in the form of a straight life annuity for participants who are not married and a joint and survivor annuity for those who are married.



             USLICO SAVINGS PLAN (IRC Section 401(k) Plan)

On January 1, 1988, the USLICO Savings Plan (USAVE) under Internal Revenue Code Section 401(k) was established for employees of USLICO's subsidiary companies. Under the terms of the Plan, eligible employees may contribute up to 15% of pay to the allowable maximum permitted for such plans under the Internal Revenue Code. The IRC maximum contribution for 1994 is $9,240.

The Company contributions to the Plan are determined annually by the Board of Directors. For 1993, the Board of Directors agreed to a Company matching grant of 50 cents on each dollar of the first 3% of pay an employee contributes to the Plan plus 25 cents on each dollar of the next 3% of pay being contributed, provided USLICO's GAAP income for the year exceeded $15 million, excluding realized investment gains or losses. The Company met this profit goal in 1993 and a Company contribution totaling $271,410 was made. For 1994, the Board approved quarterly matching contributions using the same formula described above to determine each employee's share.

The Plan permits the employee to select the funding medium for investing his or her salary deferral contributions. At present, there are six funding media consisting of: USLICO Common Stock, a Deposit Administration Contract issued by USLICO subsidiary Bankers Security Life Insurance Society, a Balanced Fund offered by Crestar Bank, the Plan's trustee, the Fidelity Magellan Fund, the Fidelity U.S. Equity Index Fund and the Fidelity Ginnie Mae Portfolio.

Approximately 66% of eligible employees participate in the Plan.

           COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS 1/

The Compensation Committee (the "Committee") of the Board of Directors administers the Company's executive compensation program for officers, evaluates the performance of USLICO executive officers, and considers management succession and related matters. The Committee reviews with the Board all aspects of compensation for the Chief Executive Officer, Daniel J. Callahan, III, and reviews in general the compensation of all other executives. The Board retains final approval authority of all Committee recommendations concerning executive compensation.

EXECUTIVE COMPENSATION POLICY --- The philosophy upon which the
Company's executive compensation programs are built includes:

     - Creation of a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

     - Reinforcement of the strategic performance objectives of the Company.

     - Reflection and promotion of the Company's values toward teamwork through the enhancement of the level of corporate focus and collaborative efforts within the senior management group to the Company's success.

     - Attraction and retention of qualified talent, which is critical to both the short-term and long-term success of the Company.


PAY MIX AND MEASUREMENT --- USLICO's executive compensation is based on three components, each of which is intended to serve the overall compensation philosophy:

BASE SALARY. The Committee's approach to base compensation is to offer competitive salaries in comparison with market practices. However, with the move last year to the use of more variable compensation tied directly to Company performance, our practice now is to maintain base salary levels below industry average. Accordingly, the annual base salary range mid-point for each position is targeted approximately 15% below competitive levels of U.S. insurance companies as reported by The Hay Management Consultants Annual Executive Compensation Survey. This survey is examined annually and adjustments are made, if appropriate, to the salary range for each position.

Salaries and pay ranges for executives are reviewed by the Committee on an annual basis and salaries may be increased at that time based on:
(i) the Committee's assessment, with input from the CEO, of the individual's performance and contributions to the Company's primary goals and objectives, (ii) the position of an individual's salary in the pay range, and (iii) increases in competitive pay levels. The Committee views work performance as the most important factor in determining increases to base salary.




___________________________

1/ The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that USLICO specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In late 1992, the Company embarked on a new strategic course to increase profitability and shareholder value. This included a new executive management team and a stringent review of current operations. In context with this new strategy, a number of non-cash, restructuring charges and other one-time write-offs were made giving the Company a net loss for the year. At the same time, the quarterly shareholder dividend was reduced in order to add to the capital resources needed to support future profitable growth. Additionally, the Company's Executive Council and this Committee decided to hold base compensation for the Company's senior officers at 1992 levels throughout 1993. Accordingly, no changes to base cash compensation were made in 1993 for the executive officers.

With improved financial results for 1993, and to recognize the accomplishments the senior management team made toward the Company's goals, the Committee, with concurrence of the Board of Directors, approved increases in base pay averaging 7.4% for the executive group effective January 1, 1994. Mr. Callahan's base salary increased on that date from $300,000 to $325,000. This increase puts his base salary at 77% of the average base salaries of chief executive officers of the companies included in the 1993 Hay Group Executive Compensation Report for the Insurance Industry.

ANNUAL INCENTIVES. USLICO Corporation, effective January 1, 1993, established the Management Incentive Compensation Plan for executive and senior officers of USLICO Corporation and its life insurance subsidiaries. The incentives provided by the Plan are intended to reflect the Company's belief that management's compensation should be tied directly to the success of the organization through profitable operations and enhancement of shareholder value. Incentive opportunities under the Plan are focused and allocated consistent with the performance requirements established by the Committee and the Board of Directors in conjunction with top management.

Performance goals are established each year by the Committee based on the Company's established strategic and operating plans and priorities. The 1993 goals were established in two categories: (i) a Company-wide goal which reflected measured results of USLICO and its life companies as stated in terms of net operating income, excluding realized investment gains or losses, on GAAP and statutory accounting bases; and
(ii) individual goals which reflected the measured results of personal actions by a single participant. For the initial Plan year, 50% or more of a participant's total incentive opportunity was based on corporate-wide goals.

For 1993, the Committee also established a minimum goal of $15 million net income, excluding realized investment gains or losses and any gains or losses from USLICO's ship registry and corporate formation business, which had to be achieved before any incentive awards could be paid to any participant. Net income in 1993 did not meet this minimum goal and no incentives were paid.

LONG-TERM INCENTIVES. Long-term incentives are provided through annual grants of stock options to the named executives and others. The Stock Option Plan was approved by stockholders in 1991 to assist in the retention and motivation of executives to improve the Company's long-term performance and to align executive officers' interest with shareholders' interest.

The Committee, subject to Board approval, determines the number of options to be granted each year. Individual awards are based on the nature and value of the executives' services and their accomplishments to the Company's performance. During 1991, 1992 and 1993, a total of 78,500, 110,000 and 262,500 options, respectively, were granted to officers of USLICO and its subsidiaries. A total of 27,500 options were surrendered to the Plan due to employee departures. The number of options granted in 1993 increased due to the inclusion of eleven additional key members of the management team in the Plan. The 1993 grants were made in recognition of the hard work and long hours spent by the senior management team in the examination of all the Company's business methods and operations.

Initially, 500,000 shares of USLICO common stock were reserved for issuance under the Plan. As of March 1, 1994, only 76,500 shares remain available for future grants under this Plan. The Committee believes that stock options directly link executive rewards to the stock market's assessment of the Company's success, thus promoting shareholder identification. Also, the Board of Directors intends to grant options to key employees who are not senior officers to reward performance and to more directly link their compensation to Company performance. On February 25, 1994, the Board of Directors, at the Committee's recommendation and subject to approval by stockholders, increased the number of shares available for grants by 1,000,000 shares.



February 24, 1994


                         Compensation Committee



                         Fioravante G. Perrotta, Chairman
                         Robert F. Cocklin
                         Thomas H. Moorer
                         Eli Weinberg

                   STOCK PRICE PERFORMANCE GRAPH 1/


The graph below compares cumulative total return of USLICO, the S&P 500 Index and the S&P Life Insurance Index.


           COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG USLICO CORPORATION, THE S&P 500 INDEX
                   AND THE S&P LIFE INSURANCE INDEX



                                 CUMULATIVE TOTAL RETURN

                                  1989    1990    1991    1992    1993

USLICO CORP.              100      112      79      97     100      94

S&P 500                   100      132     128     166     179     197

S&P LIFE INSURANCE        100      158     129     186     250     253


*    $100 INVESTED ON 12/31/88 IN STOCK OR INDEX -- INCLUDING
     REINVESTMENT OF DIVIDENDS.  FISCAL YEAR ENDING DECEMBER 31.




- ----------------------------------

1/ The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent USLICO specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             OTHER MATTERS

As of the date of this Proxy Statement the only matters which the management intends to present at the meeting are those set forth in the Notice of Meeting and in this Proxy Statement. The management knows of no other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereto in accordance with the judgment of the person or persons voting as proxies.

All shares represented by valid proxies will be voted. Proxies will be voted in accordance with the specifications therein, or in the absence of specifications, in accordance with the provisions of the proxy.

             STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

Stockholder proposals for inclusion in the Proxy Statement for the 1995 Annual Meeting must be received at USLICO's executive office no later than December 15, 1994. USLICO reserves the right not to include any proposal which does not meet all the requirements for such inclusion established by the Securities and Exchange Commission in effect at that time.

                         COST OF SOLICITATION

The cost of this solicitation will be borne by USLICO. In addition to solicitation by mail, proxies may be solicited by telephone, telegram or personal interview. USLICO will solicit proxies for shares registered in the names of brokerage houses and other custodians, nominees and fiduciaries. Such nominees will be requested to send proxies and proxy material to their principals and USLICO will reimburse such persons for their expenses in so doing.


                    INDEPENDENT PUBLIC ACCOUNTANTS

The public accounting firm of KPMG Peat Marwick conducted an annual audit in 1993 of USLICO and its subsidiaries. The selection of independent auditors for the current year will be made by the Board of Directors at its April 1994 meeting. A representative of KPMG Peat Marwick will be present at the Stockholders' Meeting and will be available to answer questions and make a statement if desired.


                              BY ORDER OF THE BOARD OF DIRECTORS




                              Jeffrey P. Hahn
                              Senior Vice President, General
                              Counsel & Secretary

March 29, 1994

                          USLICO CORPORATION

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- APRIL 29, 1994


     The undersigned hereby appoints Daniel J. Callahan, III and David H. Roe, and each of them, with full power of substitution, proxy to vote all shares of common stock which the undersigned is entitled to vote at the Meeting, and any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN IN THE SPACE PROVIDED. IF NOT OTHERWISE DIRECTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES AS DIRECTORS AND FOR THE AMENDMENT TO THE STOCK OPTION PLAN.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS THE ELECTION OF THOSE NOMINATED AS DIRECTORS AND THE APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN.


              (Continued and to be SIGNED on other side)

=======================================================================
[BOX WITH    Please mark your votes
 "X" HERE]   as in this example.


(TWO PROPOSALS FOR VOTE AT ANNUAL MEETING - SEE TEXT BELOW)
                    FOR     WITHHELD
1.  Election of                       Nominees:  John A. Beck
    Directors.     [BOX]     [BOX]               Glenn H. Gettier, Jr.
                                                 Jack N. Merritt

                               FOR  AGAINST ABSTAIN
2.  Approval of Amendment
    to Stock Option Plan      [BOX]  [BOX]   [BOX]



Three-year term expiring at annual stockholders meeting in 1997.

For, except vote withheld from the following nominee(s)

________________________________







SIGNATURE(S)____________________________________________DATE___________

NOTE: Please sign exactly as your name(s) appears hereon. If jointly held, both parties should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer and give full title. If a partnership, please sign in partnership name by authorized person(s).